NEWS RELEASE
COMPANY CONTACT:
Barry Regenstein, Chief Operating Officer
Command Security Corporation
845-454-3703


                          COMMAND SECURITY CORPORATION
                                   QUANTIFIES
                                   EXPOSURE TO
                     DELTA AIR LINES AND NORTHWEST AIRLINES

Lagrangeville, New York***September 28, 2005***Command Security Corporation (OTCBB: CMMD.OB) disclosed the estimated exposure of Delta Air Lines ("Delta") and Northwest Airlines ("Northwest") filing voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

The Company's credit exposure, as of the date of Delta's and Northwest's filings aggregates approximately $1.1 million. As a result, management expects to record a provision for bad debts during its second fiscal quarter after finalizing such credit exposure and evaluating its corresponding reserves ranging from $.8 to $1.1 million.

While management anticipates that the provision noted above will reduce the Company's second fiscal quarter results from net earnings to a net loss, we are currently providing services to these airlines in the normal course of business through our Aviation Safeguards division and expect to continue as a preferred service provider with Delta and Northwest. Additionally, we are currently exploring opportunities to provide additional services with both airlines in the future.

The management team at Command believes that the turnaround at the Company is largely complete and anticipates that the Company will operate profitably through the second half of fiscal 2006 as it continues its efforts to position itself for future growth.

Command Security Corporation provides aviation and security guard services through company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon and Pennsylvania.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2005, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.